UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2014

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)

(303) 312 - 3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement

On May 15, 2014, CoBiz Financial Inc. (the “Company”) entered into a Credit Agreement with U.S. Bank National Association and Western Alliance Bank (“Lenders”).  The Lenders commit, subject to the terms and conditions set forth in the Credit Agreement dated May 15, 2014, to make revolving loans to the Company for an aggregate amount not to exceed $20.0 million (the “Credit Facility”) for a period of one year, with any outstanding amounts due and payable on May 15, 2015.  U.S. Bank National Association’s commitment is $15.0 million with the remaining $5.0 million commitment made by Western Alliance Bank.  The proceeds from the Credit Facility will be used for general corporate purposes and backup liquidity.  Although the Credit Facility is unsecured, the Company has agreed not to sell, pledge or transfer any part of its right, title or interest in its subsidiary bank, CoBiz Bank (the “Bank”).

Interest.    Interest on the outstanding balance under the Credit Facility is payable at a rate equal to LIBOR rate plus 225 basis points (2.25%).  The Credit Facility also bears a non-usage fee of 0.25% per annum on the average daily unused commitment.

Representations and Warranties, Covenants; Events of Default.  The terms of the Credit Facility include customary representations,  warranties, covenants and events of default, including without limitation, financial covenants requiring that the Company maintain (1) a Fixed-Charged Coverage Ratio of not less than 1.35 to 1.00, (2) a Non-Performing Assets to Total Primary Capital Ratio of not more than 15%, (3) a Loan Loss Reserve to Non-Performing Loan Ratio of not less than 85%, (4) a Total Risk-Based Capital Ratio of not less than 13%, and (5) Well-Capitalized Ratios at the Bank.

At any time after the occurrence of an event of default under the Credit Facility, the Lenders may, among other options, terminate its commitment to make loans to the Company and declare any amounts outstanding under the Credit Facility immediately due and payable.

The foregoing summary of the Credit Agreement is only a brief description of the terms and conditions, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the copy of the Credit Agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Credit Agreement discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of shareholders on May 15, 2014, and the following matters were voted:

1.	With respect to the election of the eleven nominees to serve as directors of the Company, the individuals listed below were elected as follows:

Nominee	For	Withheld	Broker non-votes
Steven Bangert	34,225,711	580,892	3,137,505
Michael B. Burgamy	31,802,143	3,004,460	3,137,505
Morgan Gust	33,560,275	1,246,328	3,137,505
Evan Makovsky	29,700,168	5,106,435	3,137,505
Douglas L. Polson	33,727,658	1,078,945	3,137,505
Mary K. Rhinehart	33,728,679	1,077,924	3,137,505
Noel N. Rothman	31,802,340	3,004,263	3,137,505
Bruce H. Schroffel	33,727,090	1,079,513	3,137,505
Timothy J. Travis	31,792,675	3,013,928	3,137,505
Mary Beth Vitale	32,747,694	2,058,909	3,137,505
Mary M. White	33,728,679	1,077,924	3,137,505

2.	The nonbinding shareholder approval of executive compensation was approved as follows:

For	32,284,355
Against	2,230,946
Abstain	291,302
Broker non-votes	3,137,505

3.	The nonbinding ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 was approved as follows:

For	37,898,966
Against	35,093
Abstain	10,049
Broker non-votes	-

4.	The proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the authorized shares common stock from 50,000,000 to 100,000,000 was approved as follows:

For	34,497,285
Against	3,434,361
Abstain	12,462
Broker non-votes	-

5.	The proposal to amend the Company’s Employee Stock Purchase Plan to increase the maximum number of shares issuable from 900,000 to 1,100,000 was approved as follows:

For	34,579,417
Against	217,732
Abstain	9,454
Broker non-votes	3,137,505

6.	The proposal to amend and restate the Company’s 2005 Equity Incentive Plan was approved as follows:

For	27,851,028
Against	6,929,549
Abstain	26,026
Broker non-votes	3,137,505

7.	The shareholder proposal regarding the independence of the Chairman of the Board was voted against as follows:

For	15,775,458
Against	19,010,621
Abstain	20,524
Broker non-votes	3,137,505

8.	The shareholder proposal on changing the articles of incorporation and bylaws to require majority voting in uncontested director elections was approved as follows:

For	18,631,370
Against	15,258,200
Abstain	917,033
Broker non-votes	3,137,505

Item 7.01.  Regulation FD Disclosure.

A printable version of the slides presented at the annual shareholders meeting on May 15, 2014 is available under the Investor Relations section of the Company’s website at www.cobizfinancial.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)

/s/ Lyne Andrich
Lyne Andrich
EVP & CFO

Date: May 16, 2014